Exhibit 10.3
INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), dated as of August 7, 2013, by and among ISC8 Inc., a Delaware corporation (the “Company”), The Griffin Fund, LP (“Griffin Fund”), John Krieger (“Krieger”), Diamond Millennium, Limited (“Diamond”), Paragold, LP (“Paragold”), Mr. Simon Williams (“Williams”), and Fundamental Capital Management (“FCM”). Capitalized terms used herein have the meanings assigned to them in Section 1, below.

WHEREAS, the Company is offering to certain Parties its senior subordinated secured convertible promissory notes in the aggregate principal amount of up to $4,875,000, bearing simple interest of 12% per annum and with a maturity date of January 31, 2014, which notes are part of that same series of notes (individually, a “July 2013 Note”), as those 12% senior subordinated promissory notes issued on or after September 27, 2012 to Griffin Fund and its affiliates and certain other investors (the “Griffin Notes”; collectively, the “July 2013Notes”), and which will be issued subject to the execution and delivery of a form of subscription agreement (the “Subscription Agreement”) provided by the Company;

WHEREAS, as additional consideration for the purchase of Notes, the Company is to issue to Parties acquiring the July 2013 Notes (a) shares of its common stock, par value $0.01 per share (“Common Stock”) having a value equal to 25% of the principal amount of the Notes purchased by such Subscriber (the “Shares”), calculated using a per Share value equal to the closing market price of the Company’s stock but not less than $0.09 per share; and (b) warrants to purchase up to 17,857,153 shares of Common Stock of the Company at a price of $.001 per Share, which expires on September 30, 2013 (the “Warrant”);

WHEREAS, the July 2013 Notes name Griffin Partners LLC as the representative of the holders of such notes (the “Griffin Holder Representative”) which notes, together with those 12% senior subordinated promissory notes issued by the Company on March 31, 2011 (the “March 2011 Notes”) that are pari-passu with the July 2013 Notes in priority of claims,  will be secured by and to the extent provided in that certain Security Agreement dated December 23, 2010, as amended from time to time (the “Security Agreement”) between the Company and Costa Brava Partnership III L.P (the “Costa Brava Holder Representative”; in this Agreement, the Costa Brava Holder Representative and the Griffin Holder Representative are referred to as the “Holder Representative”) as representative of note holders pursuant to the terms of that Securities Purchase Agreement also dated December 23, 2010 (the “Prior Notes Securities Purchase Agreement”); and

WHEREAS, the Parties have agreed to subscribe to purchase the July 2013 Notes subject to modifications of the priority of the liens created pursuant to the Security Agreement, which might otherwise apply, and

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the parties hereby agree as follows:

ARTICLE 1.	DEFINITIONS AND INTERPRETATION

1.1. Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

(a) “Account Debtor” means any Person who is or may become obligated under or on account of an Account.

(b) “Affiliate” means, for a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” has a correlative meaning.

(c) “Bankruptcy Code” means the federal Bankruptcy Code.

(d) “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, or foreign bankruptcy, insolvency, receivership, or similar law affecting creditors’ rights generally.

(e) “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the United States are authorized or required by law to close.

(f) “Controlling Collateral Agent” means (i) until the Discharge of the Senior Credit Obligations, PFG or any party named as Collateral Agent in the credit agreement between PFG and the Company; and (ii) from and after the Discharge of the Senior Credit Obligations, but while any First Lien Obligations are outstanding, the Griffin Holder Representative named in the July 2013 Notes or any successor thereto; and (iii) after the Discharge of the First-Lien Obligations, the Holder Representative or any successor thereto under the Security Agreement.

(g) “Controlling Secured Parties” means, with respect to Shared Collateral, (i) PFG while its collateral agent is the Controlling Collateral Agent; and (ii) the First-Lien Secured Parties at all other times.

(h) “Contracted Class Ratio” means, as of any date of determination when payments are to be made hereunder or otherwise, a percentage equal to 100 times the quotient of (1) the then sum of (X) the First Lien Obligations, plus (Y) the Second Lien Obligations divided by (2) the then sum of (A) the First Lien Obligations, plus (B) the Second Lien Obligations plus (C) the Non-Contracting 2013

(i) “DIP Financing” means the obtaining of credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

(j)  “Discharge of First Lien Obligations” means

(i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations

(ii) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time),

(k)	“Discharge of Second Lien Obligations” means

(i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations, and

(ii) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

    (l) “Discharge of the Senior Credit Obligation” means

(i)           payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Senior Credit Obligations,

(ii)           payment in full in cash of all other Senior Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

(m) “Disposition” means an “Asset Sale” (as defined in the Securities Purchase Agreement), or other sale, lease, exchange, transfer, or other disposition.

(n) “Event of Default” has the meaning assigned to that term in the July 2013 Note.

(o) “First Lien Collateral” means the assets of the Company, whether real, personal, or mixed, as to which a Lien is granted as security for a First Lien Obligation pursuant to the First Lien Collateral Documents, which Lien is, at any time of determination, a valid and perfected Lien that has not been avoided, disallowed, set aside, invalidated, or subordinated pursuant to Chapter 5 of the Bankruptcy Code or otherwise.

(p) “First Lien Collateral Documents” means

(i) the Security Agreement, the July 2013 Notes, and the Subscription Agreement;

(ii) each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing an Obligation under the July 2013 Notes;

(iii) any other document or instrument executed or delivered at any time in connection with the Obligations under the July 2013 Notes, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of First Lien Obligations are parties;

(q) “First Lien Obligations” means all Obligations, as such term is defined in the Security Agreement, with respect to the July 2013 Notes; but excluding the Second Lien Obligations and the Non-Contracting Obligations.

(r) “First-Lien Secured Party” means any holder of the July 2013 Notes except for holders of notes included in the Second Lien Obligations.

(s) “Governmental Authority” means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency, or instrumentality, or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

(t) “Holder Representative” means (i) with regard to the July 2013 Notes, Griffin; and (ii) with regard to the Griffin Notes, the party named as such in the Security Agreement or any successor thereto.

(u) “Indebtedness” means and includes all Obligations that constitute “Indebtedness” under the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

(v) “Insolvency Proceeding” means

(i) a voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor,
(ii) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to a Grantor or a material portion of its property,

(iii) a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(iv) an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.

(w)  “Lien” means any lien (including, without limitation, judgment liens and liens arising by operation of law, subrogation, or otherwise), mortgage or deed of trust, pledge, hypothecation, assignment, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), and any option, call, trust, U.C.C. financing statement, or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

(x) “Non-Contracting 2013 Note Obligations” Means all Obligations, as such term is defined in the Security Agreement, with respect to the Non-Contracting 2013 Notes.

(y) “Non-Contracting 2013 Notes” means those promissory notes identified in Schedule D to this Agreement.

(z) “Non-Contracting Class Ratio” means, as of any date of determination when payments are to be made hereunder or otherwise, a percentage equal to one (1) minus the Contracted Class Ratio.
(aa) “Obligations” means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest, or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

(bb) “Party” means a party to this Agreement.

(cc) “Person” means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

(dd)  “Proceeds” means

(i) all “proceeds,” as defined in Article 9 of the U.C.C., of the Collateral, and

(ii) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

(ee) “Second Lien Collateral” means all of the property of the Company, whether real, personal, or mixed, as to which a Lien is granted as security for a Second Lien Obligation pursuant to the Second Lien Collateral Documents, which Lien is, at any time of determination, a valid and perfected Lien that has not been avoided, disallowed, set aside, invalidated, or subordinated pursuant to Chapter 5 of the Bankruptcy Code or otherwise.

(ff) “Second Lien Collateral Documents” means the Security Agreement, and any other documents or instruments granting a Lien on real or personal property to secure a Second Lien Obligation or granting rights or remedies with respect to such Liens.

(gg) “Second Lien Notes” means those specific July 2013 listed in Schedule A to this Agreement as well as the entirety of the March 2011 Notes.

(hh) “Second Lien Secured Party” means the holders of the Second Lien Notes.

(ii) “Second Lien Obligation” means all Obligations, as such term is defined in the Security Agreement, with respect to the Second Lien Notes.

(jj)  “Senior Credit Obligations” means all Obligations, as such term is defined in the Loan and Security Agreement dated December 14, 2011 between the Company and Partners For Growth III, LP (“PFG”).

(kk) “Senior Priority Note Obligations” means all Obligations, as such term is defined in the Security Agreement, with respect to the promissory notes listed in Schedule C.

(ll) “Shared Collateral” means all of the property of the Company, whether real, personal, or mixed, that is (or is required to be) both First Lien Collateral and Second Lien Collateral.

(mm) “Transaction Documents” means the July 2013 Notes, the Subscription Agreement, the Security Agreement and this Agreement.

(nn) “U.C.C.” means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.

1.2. Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to Section 5.1(a)(i), 5.1(a)(ii) and 5.1(a)(iii) shall be prepared on a cash basis and consistent with Borrowers’ past practices (and delivered together with the reconciliation statements provided for in Section 5.1(a)(v), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE 2.	PRIORITY

2.1. Priority of Liens.

(a) A Lien on Collateral securing any First Lien Obligation will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation.

(b) as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations and the rights and obligations of the Parties will remain in full force and effect irrespective of:

(i)	how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise),

(ii)	the time, manner, or order of the grant, attachment, or perfection of a Lien,

(iii)	any conflicting provision of the U.C.C. or other applicable law

(iv)	any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a First Lien Loan Document or a Second Lien Loan Document,

(v)	the modification of a First Lien Obligation or a Second Lien Obligation,

(vi)	the modification of a First Lien Loan Document or a Second Lien Loan Document,

(vii)
the subordination of a Lien on Shared Collateral to a Lien securing another obligation of the Company or other Person that is permitted under the First Lien Loan Documents as in effect on the date hereof or secures a DIP Financing deemed consented to by the Second Lien Secured Parties pursuant to this Agreement,

(viii)	the exchange of a security interest in any collateral for a security interest in other collateral,

(ix)	the commencement of an Insolvency Proceeding, or

(x)
any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, the Company in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

2.2. Priority of Payment of Proceeds.

(a) Anything contained herein or in any Transaction Documents to the contrary notwithstanding, until the Discharge of the First Lien Obligations and the Discharge of the Second Lien Obligations, if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Party is taking action or has taken action to enforce rights in respect of any Shared Collateral or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Borrower, or any Party receives any payment, including pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any Party or received by the Controlling Collateral Agent or any Party and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following)(all proceeds of any sale, collection or other liquidation of any such Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied in the following order of priority:

(i) FIRST to the payment of all fees and expenses owing to the Controlling Collateral Agent pursuant to the terms of the Security Agreement;

(ii) SECOND, to the payment in full of the Senior Credit Obligations;

(iii) NEXT, to pay in full the Senior Priority Note Obligations, on a pari passu basis ratably in proportion to the aggregate amount of the Senior Priority Note Obligations then outstanding;

(iv) NEXT, to pay each of the First Lien Obligations (subject to Section 2.6) and the Non-Contracting 2013 Note Obligations on a pari passu basis as follows: (1) to the First Lien Obligations, an amount equal to the Non-Contracting Class Ratio of proceeds, until such item as the First Lien Obligations have been paid in full in cash.

(v) NEXT, to pay paid each of the Second Lien Obligations and to the Non-Contracting 2013 Note obligations on a pari passu basis as follows: (1) to the Second Lien Obligations, an amount equal to the Contracted Class Ratio of proceeds and (2) to the Non-Contracting 2013 Obligations an amount equal to the Non-Contracting Class Ratio of proceeds, until such time as both the Second Lien Obligations or the Non-Contracting 2013 Note Obligations are paid in full in cash, with the remainder going to pay any unpaid Obligations under this Section 2.2(a)(v);

(vi) NEXT, to any other promissory notes outstanding, due and payable;

(vii) NEXT, after payment and Discharge of all Senior Priority Note Obligations, First Lien Note Obligations and Second Lien Obligations, and any other promissory notes outstanding, due and payable, to the Company or to its successors or assigns, as its interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

With respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party or a Second-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of a dispute) to the security interest of any Second-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a pro rata, pari passu basis from the Shared Collateral or Proceeds to be distributed in respect of the First-Lien Obligations and the Second-Lien Obligations.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations or any other circumstance whatsoever, each First-Lien Secured Party hereby agrees that the Liens securing each of the First Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Second-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Second-Lien Obligations or any other circumstance whatsoever, each Second-Lien Secured Party hereby agrees that the Liens securing each Second Lien Obligation on any Shared Collateral shall be of equal priority.

2.3.	Actions with Respect to Shared Collateral.

(a) Only the Controlling Collateral Agent shall have the right to act or refrain from acting, if it so chooses, with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). No First-Lien Secured Party or Second Lien Secured Party shall instruct any Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon or take any other action available to it in respect of any Shared Collateral. The First-Lien Secured Parties and the Second Lien Secured Parties shall not, without prior consent of the Controlling Collateral Agent (a) commence any Insolvency or Liquidation Proceeding against the Company; (b) institute any proceedings to have the Company adjudicated a bankrupt or insolvent; (c) consent to, acquiesce in or support in any way whatsoever the institution of an Insolvency or Liquidation Proceeding against the Company; (d) file, consent to or support in any way whatsoever the filing of a petition seeking reorganization, restructuring, arrangement, adjustment winding-up, dissolution, composition, liquidation or other relief under any Bankruptcy Law by or on behalf of any Borrower; (e) make an assignment for the benefit of any creditor of the Company; (f) seek to consolidate the Shared Collateral or any other assets of the Company with the assets of any affiliate of the Company in an Insolvency or Liquidation Proceeding; or (g) take any action in furtherance of any of the foregoing.

(b) Notwithstanding the equal priority of the Liens securing each of the First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or a Controlling Secured Party or any other exercise by the Controlling Collateral Agent or a Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Party with respect to any Collateral not constituting Shared Collateral.

(c) Each of the First-Lien Secured Parties and each of the Second-Lien Secured Parties agrees that (i) it will not (and hereby waives any right to) challenge, question, contest, encourage or support any other Person in challenging, questioning or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding) the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the other First-Lien Parties or Second-Lien Parties in all or any part of the Collateral, or the provisions of this Agreement;  provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent to enforce this Agreement.

2.4.	No Interference; Payment of Collateral or Proceeds.

(a) Reserved.

(b) Each First-Lien Secured Party and Each Second-Lien Secured Party that obtains possession of any Shared collateral, or that realizes any proceeds or payment in respect of any Shared Collateral, including pursuant to any applicable security document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding, or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of the First-Lien Obligations, shall hold such Shared Collateral, proceeds or payments in trust for the other First-Lien Secured Parties and Second Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment to the Controlling Collateral Agent to be distributed in accordance with the provisions of this Agreement.

2.5. Automatic Release of Liens. If at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of First Lien Secured Parties or of Second Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when but only to the extent such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to this Section 2. Each Collateral Agent and authorized representative agrees to execute and deliver (at the Company’s cost and expense) all such authorizations and instruments as may reasonably be requested by any party hereto.

2.6. Subordination of Certain first Lien Obligations to Certain Other First Lien Obligations.  Proceeds shall be apportioned to certain Obligations held by Diamond Millennium, Limited and its affiliates prior and in preference to other First Alien Obligations, in accordance with Schedule E.

ARTICLE 3.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

3.1. Bankruptcy and Insolvency Generally.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company.

(b) Nothing in this Article 3 limits a First Lien Secured Party from objecting to an Insolvency Proceeding or otherwise to any action taken by a Second Lien Secured Party.

(c) The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during, and after the commencement of an Insolvency Proceeding. All references in this Agreement to the Company will include such Person as a debtor-in-possession and any receiver or trustee for the Company in an Insolvency Proceeding.

3.2.	Use of Cash Collateral and DIP Financing

(a) Until the Discharge of First Lien Obligations, the Second Lien Secured Parties, or any Holder Representative acting on their behalf as holder of a Lien on the Collateral, will not contest, protest, or object to, and each Second Lien Secured Party will be deemed to have consented to:

(i) any use, sale, or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), and

(ii) the Company obtaining DIP Financing if the First Lien Secured Parties  consent in writing to such use, sale, or lease, or DIP Financing, provided that:

(A) the Second Lien Secured Parties otherwise retains their Lien on the Shared Collateral,

(B) any Second Lien Secured Party may seek adequate protection as permitted below ( “Adequate Protection”), and, if such adequate protection is not granted, the Second Lien Secured Parties may object under this section solely on such basis

(C) such DIP Financing and the Liens securing such DIP Financing are pari passu with or superior in priority to the then outstanding First Lien Obligations and the Liens securing such First Lien Obligations, and

(D) the interest rate, fees, advance rates, lending limits, and sublimits are commercially reasonable under the circumstances.

(b)  Nothing in this section 2.5 limits or impairs the right of Second Lien Secured Parties to object to any motion regarding DIP Financing (including a DIP Financing proposed by one or more First Lien Secured Party) or cash collateral to the extent that:

(i) the objection could be asserted in an Insolvency Proceeding by unsecured creditors generally, or

(ii)	the DIP Financing does not meet the requirements this Section 2.

3.3. Sale of Collateral.  The Second Lien Secured Parties will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if the First Lien Secured Parties in writing to the Disposition, provided that:

(a) either (i) pursuant to court order, the Liens of Second Lien Secured parties attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by the Second Lien Secured Parties on such Collateral, and the Liens remain subject to the terms of this Agreement, or (ii) the Proceeds of a Disposition of Collateral received by First Lien Secured Parties in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with the U.C.C. and applicable law.

(b) the net cash Proceeds of the Disposition that are applied to First Lien Obligations permanently reduce the First Lien Obligations pursuant to section 2.1, and

(c) The Second Lien Secured Parties are not deemed to have waived any rights to credit bid on the Collateral in any such Disposition in accordance with section 363(k) of the Bankruptcy Code.

(d) Notwithstanding the preceding sentence, Second Lien Secured Parties may object to any Disposition of Collateral that could be raised in an Insolvency Proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of this Agreement.

3.4. Relief from the Automatic Stay.  Until the Discharge of the First Lien Obligations, no Second Lien Secured Party may seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Shared Collateral, or oppose any request by or on behalf of any First Lien Secured Party for relief from the automatic stay, without the First Lien Secured Parties’ prior written consent, unless such a request by or on behalf of a First Lien Secured Party has been denied by the Bankruptcy Court.

3.5. Adequate Protection.

(a) No Second Lien Secured Party will contest, protest, or object to a request by a First Lien Secured Party for “adequate protection” under any Bankruptcy Law, or an objection by a First Lien Secured Party to a motion, relief, action, or proceeding based on a First Lien Secured Party claiming a lack of adequate protection.

(b) Notwithstanding the preceding section 3.5(a), in an Insolvency Proceeding:

(i) Except as permitted in this section, no Second Lien Secured Party may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code.

(ii) If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral in connection with a motion described in section 3.2, “Use of Cash Collateral and DIP Financing,” then a Second Lien Secured Party may seek or request adequate protection in the form of a Lien on additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(c) Any claim by a Second Lien Secured Party under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Secured Party under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds.

3.6. Reorganization Securities. Nothing in this Agreement prohibits or limits the right of a Second Lien Secured Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding[, provided that any debt securities received by a Second Lien Secured Party on account of a Second Lien Obligation that constitutes a “secured claim” within the meaning of section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to an agent for application in accordance with Article 2,  “Priority,” unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of First Lien Secured Parties. If, in an Insolvency Proceeding, debt Obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt Obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt Obligations pursuant to such plan and will apply with like effect to the Liens securing such debt Obligations

3.7. Post-Petition Claims.

(a) No Second Lien Secured Party may oppose or seek to challenge any claim by a First Lien Secured Party for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(b) No First Lien Secured Party may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Secured party for allowance and any payment permitted above under “Adequate Protection,” of Second Lien Obligations consisting of Post-Petition Claims.

        3.8.  Reserved.

3.9. Reinstatement. In the event any First-Lien Obligation shall be paid in full and such payment or any part thereof shall be subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Section 2 shall be applicable thereto until all such First-Lien Obligations shall have been paid in full.

3.10. Insurance. As between the First-Lien Secured Parties and Second-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

ARTICLE 4.	COLLATERAL AGENT

4.1.	Reserved.
ARTICLE 5.	MISCELLANEOUS.

5.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), (b) the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

The addresses for such communications shall be:

If to the Company, to:
 ISC8 Inc., Attn:  Chief Financial Officer
840 F Avenue, Suite 105
Plano, TX  75093

With a copy to:
Butzel Long, Attn: Arthur Dudley II, Esq.
150 W. Jefferson, Suite 100
Detroit, MI 48226, and

And if to any of the other parties hereto, at the addresses provided on Schedule B.

5.2. Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith, including all the schedules to this Agreement, represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Subscriber have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.  No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber.

5.3. Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile or electronic mail signature and delivered by facsimile transmission or electronic mail.

5.4. Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the state of California.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

5.5. Specific Enforcement, Consent to Jurisdiction.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Each party hereto waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in California of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

[THIS SPACE INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, the parties hereto have executed this INTERCREDITOR AGREEMENT as of the 7 day of August, 2013.

THE COMPANY

ISC8 Inc.
By: /s/ Bill Joll
Name: Bill Joll
Title: President & CFO

THE NOTEHOLDER REPRESENTATIVES

COSTA BRAVA PARTERNSHIP II L.P.
By: Roark, Rearden & Hamot, LLC,
Its General Partner
By: /s/ Seth W. Hamot
Name: Seth W. Hamot
Title: President

GRIFFIN PARTNERS, LLC
By: /s/ Chester White
Name: Chester White
Title: Managing Member

THE PURCHASERS

THE GRIFFIN FUND LP
By: Griffin Partners, LLC,
its General Partner
By: /s/ Chester White
Name: Chester White
Title:Managing Member

JOHN KRIEGER
By: /s/ John Krieger

DIAMOND MILLENNIUM, LIMITED
By: /s/ Twan Seng Go
Name: Twan Seng Go
Title: President

PARAGOLD, LP
By: /s/ Dr. Bud Feldkamp
Name: Dr. Bud Feldkamp
Title: General Partner

FUNDAMENTAL CAPITAL MANAGEMENT, LLC
By: /s/ John Krieger
Name: John Krieger
Title: Manager

SIMON WILLIAMS
By: /s/ Simon Williams
Name: Simon Williams

SCHEDULE A – SECOND LIEN NOTES

The July 2013 Notes identified below, as well as the entirety of the March 2011 Notes (whose value totaled $5,233,349 at June 30, 2013), are the “Second Lein Notes” referred to in this document.

SCHEDULE B – NOTICE

COSTA BRAVA PARTNERSHIP, III, LP

RRH Capital c/o Seth Hamot
420 Boylston Street
Boston, MA 02116

GRIFFIN PARTNERS, LLC / THE GRIFFIN FUND, LP

Griffin Partners, LLC
555 Montgomery St., Suite 650
San Francisco, CA 94111

JOHN KRIEGER / FUNDAMENTAL CAPITAL MANAGEMENT, LLC

Fundamental Capital Management, LLC c/o Jay Krieger
140 South Lake Ave. Suite 302
Pasadena, CA 91101

DIAMOND MILLENNIUM, LIMITED

Diamond Millennium, Limited c/o Secured Mgmt. Corp
10250 Constellation Blvd., Ste. 2770
Los Angeles, CA 90067

WITH COPIES TO:

Buchalter Nemer, c/o Michael Williamson, Esq.
1000 Wilshire Boulevard Suite 1500
Los Angeles, California 90017-2457

PARAGOLD, LP

Paragold, LP c/o Dr. Irving M. Feldkamp, III
P.O. Box 10669
San Bernadino, CA 92423

SIMON WILLIAMS

2138 Terrena Valley Drive
San Jose, CA 95121

SCHEDULE C – SENIOR PRIORITY NOTE OBLIGTATIONS

The below series of fundings, identified by the date funds were provided to the Company and the principal balance at 6/30/13, constitute the  “Senior Priority Note Obligations” referred to in this Intercreditor Agreement.

SCHEDULE D – NON-CONTRACTING 2013 NOTES

These promissory notes series, identified by the date funds were provided to the Company and the initial holder thereof, constitute the “Non-Contracting 2013 Notes” referred to in this Intercreditor Agreement

	Original Funding	Balance as of 7/31/2013
Simon Williams	1/23/2013	150,000
Auerbach	1/29/2013	150,000
Brian Cooleen convert SSCNP	2/1/2013	414,729
McHugh	1/28/2013	250,000
Shekels convert SSCNP	2/1/2013	204,208
Simpson	1/31/2013	100,000
Tom Stone SSCNP on 2/1/13 (M=8/1/13)	2/1/2013	311,934
Turner Atlas	1/30/2013	250,000
Kosowsky	3/27/2013	50,000
Costa Brava-1	3/25/2013	630,000
GF Acquisition	6/25/2013	130,000

SCHEDULE E – PRIORITIZATION OF CERTAIN FIRST LIEN OBLIGATIONS

Subject to the provisions of Section 2 of this Intercreditor Agreement, funds that would normally be owed to the First Lien Secured parties named herein on a pro-rata basis relative to their ownership of the aggregate amount of first lien obligations taken as a whole, shall instead be apportioned to the Obligations held by the investors listed in the schedule below, in the amounts listed opposite the names of those investors, prior and in preference to the apportionment of funds to the First Lien Obligations held by The Griffin Fund, LP in the amount of $400,000 and Fundamental Master Fund, L.P. in the amount of $750,000:

Investor Diamond Millennium, Limited	Amount $1,250,000

All other holders of First Lien Obligations not named herein will be apportioned funds on a pro-rata basis according to the amount of their First Lien Obligation relative to the aggregate amount of First Lien Obligations taken as a whole.